Exhibit 99.1

Contact:	Norman C. Chambers
President & Chief Operating Officer
(281) 897-7788

NCI BUILDING SYSTEMS REPORTS FOURTH-QUARTER EARNINGS OF

$0.96 PER DILUTED SHARE

EXPECTS STRENGTHENING INDUSTRY ENVIRONMENT TO DRIVE GROWTH

FOR THE FIRST QUARTER OF FISCAL 2006

HOUSTON (December 7, 2005) – NCI Building Systems, Inc. (NYSE: NCS) today announced financial results for the fourth quarter and year ended October 29, 2005. Sales increased 7.1% to a quarterly record $341.5 million for the fourth quarter of fiscal 2005 from $319.0 million for the fourth quarter of fiscal 2004. Net income for the fourth quarter of fiscal 2005 was $19.8 million, or $0.96 per diluted share, compared with $23.0 million, or $1.13 per diluted share, for the fourth quarter of fiscal 2004.

Sales for fiscal 2005 were a record $1,130.1 million compared with $1,084.9 million for fiscal 2004. Net income increased to a record $56.0 million, or $2.68 per diluted share, for fiscal 2005 from $44.9 million, or $2.24 per diluted share, for fiscal 2004. Net income for fiscal 2005 included the effect of an after-tax benefit of $1.1 million, or $0.05 per diluted share, related to more favorable group medical claims experience than expected, and for fiscal 2004 included the effect of an after-tax charge of $5.8 million, or $0.29 per diluted share, related to debt refinancing costs.

“In addition to meeting our earnings guidance for the fourth quarter of fiscal 2005, we are pleased to report new fiscal-year records for sales, net income and earnings per diluted share for the first time since our record year of fiscal 2000,” said A. R. Ginn, Chairman and Chief Executive Officer of NCI. “Achieving these record annual results in a period of soft industry conditions demonstrates both the success and ongoing potential of our strategies to leverage our leading industry position with the goal of consistently increasing our market share and improving our operating efficiency.

“As anticipated, we benefited during the fourth quarter from firmer industry conditions after experiencing soft industry conditions for much of the first nine months of fiscal 2005. As a result, our segment operating margins improved sequentially from the third quarter, and we increased total tons shipped for the fourth quarter of fiscal 2005 by 8.2% over the fourth quarter of fiscal 2004. Our results for the fourth quarter of 2005 also reflected the impact of a full-year tax rate of 41.8%, which was higher than the rate assumed in our annual guidance of approximately 40%. The difference between our actual and assumed tax rate totaled approximately $0.06 per diluted share for the year.

-MORE-

10943 N. Sam Houston Parkway W. • Houston, Texas 77064

P.O. Box 692055 • Houston, Texas 77269-2055 • Telephone: (281) 897-7788 • Fax: (281) 477-9675

NCI Building Systems Reports Fourth-Quarter Results

December 7, 2005

“Our performance improved month over month throughout the fourth quarter, with October ending the quarter significantly stronger than August and September. As a result of the ramp-up in demand, our plants experienced high capacity utilization by the end of the quarter and substantial operating leverage. Because capacity utilization rose significantly only in October, full-quarter operating margins for our buildings and components groups did not match the fourth quarter last year, while operating income as a percentage of sales for the coatings group increased to 26% for the latest quarter from 18% for the fourth quarter of fiscal 2004.

“We expect comparable-quarter operating margins for all three of our business segments to improve for the first quarter of fiscal 2006, as the sales momentum evident late in the fourth quarter of fiscal 2005 has been sustained to date in the current quarter. Supporting this expectation, our buildings group ended fiscal 2005 with a backlog of approximately $200 million, up 39% from the end of fiscal 2004. In addition, our coatings business is being driven not only by the growth in components sales and quote activity, but also by rising commercial demand for coatings products. Based on this momentum, we today have established our guidance for earnings per diluted share for the first quarter of fiscal 2006 in a range of $0.50 to $0.55, which includes expected expenses of approximately $0.05 related to the adoption of FAS 123(R). Earnings per diluted share for the first quarter of fiscal 2005 were $0.52, which included the after-tax benefit of $0.06 per diluted share related to more favorable group medical claims experience.

“We also today established our guidance for earnings per diluted share for fiscal 2006. Among the assumptions on which this guidance is based, we expect better industry conditions for fiscal 2006 will produce 5% growth in square footage in the nonresidential construction industry. Consistent with both our history and our growth strategies, we expect to continue outperforming the overall industry with 6% growth in total tons shipped for fiscal 2006. The impact of this growth on our financial results will also reflect an assumed increase in the weighted average cost of our steel supplies of approximately 9% for fiscal 2006, as well as an income tax rate of 40%. As a result, our guidance for earnings per diluted share for fiscal 2006 is in a range of $3.02 to $3.27, which includes expected expenses of approximately $0.18 related to FAS 123(R). Pro forma earnings per diluted share for fiscal 2005 reflecting the impact of FAS 123 for the year were $2.43.”

Mr. Ginn concluded, “During the fourth quarter of fiscal 2005 we tangibly demonstrated our confidence in both the short- and long-term growth prospects of NCI by repurchasing 1,063,000 shares of the Company’s common stock. In spite of this investment of more than $38 million, our net debt (debt minus cash) to total capitalization (net debt plus shareholders’ equity) improved to 27.9% at the end of fiscal 2005 from 28.0% at the end of the third quarter of fiscal 2005 and 34.2% at the end of fiscal 2004. Because of our strong financial position, as well as our continuing substantial adjusted EBITDA and cash flow from operations, which for fiscal 2005 totaled $141.1 million and $118.3, respectively, we are well positioned to continue implementing our proven organic and acquisition growth strategies.”

This release contains forward-looking statements concerning NCI’s business and operations and industry conditions, including among others industry trends, steel pricing, growth expectations and margin expansion. Forward-looking statements involve a number of risks and uncertainties, and NCI’s actual performance may differ materially from that projected in such statements. Among the factors that could cause actual results to differ materially are industry cyclicality and seasonality, fluctuations in demand and prices for steel, the financial condition of NCI’s raw material suppliers, competitive activity and pricing pressure, ability to execute NCI’s

-MORE-

NCI Building Systems Reports Fourth-Quarter Results

December 7, 2005

acquisition strategy and general economic conditions affecting the construction industry. These and other factors that could affect NCI’s financial position and results of operations are described in further detail in NCI’s filings with the Securities and Exchange Commission. NCI expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any changes in its expectations.

NCI Building Systems, Inc. is one of North America’s largest integrated manufacturers of metal products for the nonresidential building industry. The Company operates manufacturing and distribution facilities located in 16 states and Mexico.

-MORE-

NCI Building Systems Reports Fourth-Quarter Results

December 7, 2005

NCI BUILDING SYSTEMS, INC.

STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share data)

	For the Three Months Ended		For the Year Ended
	October 29, 2005	October 30, 2004	October 29, 2005	October 30, 2004
Sales	$341,522	$318,957	$1,130,066	$1,084,863
Cost of sales	253,586	232,887	850,699	822,722

Gross profit	87,936	86,070	279,367	262,141
	25.7%	27.0%	24.7%	24.2%

Selling, general and administrative expenses	50,699	47,499	174,897	165,165

Income from operations	37,237	38,571	104,470	96,976
Interest expense	(3,747)	(2,508)	(14,459)	(15,126)
Loss on debt extinguishment	—	—	—	(9,879)
Other income, net	2,009	747	6,200	2,686

Income before income taxes	35,499	36,810	96,211	74,657
Provision for income taxes	15,691	13,776	40,260	29,767

	44.2%	37.4%	41.8%	39.9%

Net income	$19,808	$23,034	$55,951	$44,890

Net income per share:
Basic	$0.98	$1.15	$2.73	$2.28
Diluted	$0.96	$1.13	$2.68	$2.24

Average shares outstanding:

Basic	20,306	20,069	20,501	19,709

Diluted	20,655	20,389	20,857	19,996

Increase in sales	7.1%		4.2%

Increase (decrease) in diluted earnings per share	-15.0%		19.6%

Gross profit percentage	25.7%	27.0%	24.7%	24.2%

Selling, general and administrative expenses percentage	14.8%	14.9%	15.5%	15.3%

Income from operations percentage	10.9%	12.1%	9.2%	8.9%

-MORE-

NCI Building Systems Reports Fourth-Quarter Results

December 7, 2005

NCI BUILDING SYSTEMS, INC.

CONDENSED BALANCE SHEETS

(Unaudited)

(In thousands)

	October 29, 2005	October 30, 2004
ASSETS
Cash and cash equivalents	$200,716	$8,222
Accounts receivable, net	110,094	108,869
Inventories	113,421	138,363
Deferred income taxes	11,112	12,873
Prepaid expenses	2,963	6,491

Total current assets	438,306	274,818

Property and equipment, net	185,278	185,687
Goodwill	339,157	318,247
Other assets	23,120	4,105

Total assets	$985,861	$782,857

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of long-term debt	$2,000	$2,000
Accounts payable	55,874	57,569
Accrued expenses	91,739	88,012

Total current liabilities	149,613	147,581

Long-term debt	371,000	214,700
Deferred income taxes	21,104	19,399

Shareholders’ equity	444,144	401,177

Total liabilities and shareholders’ equity	$985,861	$782,857

-MORE-

NCI Building Systems Reports Fourth-Quarter Results

December 7, 2005

NCI BUILDING SYSTEMS, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	For the Year Ended
	October 29, 2005	October 30, 2004
Net income	$55,951	$44,890
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on debt refinancing	—	9,879
Depreciation and amortization	24,488	22,974
Loss on sale of fixed assets	134	202
Provision for doubtful accounts	273	2,769
Deferred income tax provision (benefit)	3,466	(4,759)
(Increase)/decrease in current assets	39,393	(94,295)
Increase/(decrease) in current liabilities	(5,438)	42,070

Net cash provided by operating activities	118,267	23,730

Cash flows from investing activities:
Acquisitions	(27,399)	—
Capital expenditures	(19,524)	(9,327)
Proceeds from sale of fixed assets	2,196	1,458
Other	(1,078)	1,858

Net cash used in investing activities	(45,805)	(6,011)

Cash flows from financing activities:
Proceeds from stock option exercises	9,362	16,409
Issuance of convertible debt	180,000	—
Net borrowings/(payments) on revolving lines of credit	(16,700)	11,700
Borrowing of long-term debt	—	200,000
Payments on long-term debt	(7,000)	(243,750)
Payment of refinancing costs	(4,954)	(8,060)
Purchase of treasury stock	(40,676)	—

Net cash provided by (used in) financing activities	120,032	(23,701)

Net increase (decrease) in cash	192,494	(5,982)
Cash at beginning of period	8,222	14,204

Cash at end of period	$200,716	$8,222

-MORE-

NCI Building Systems Reports Fourth-Quarter Results

December 7, 2005

	Three Months Ended October 29, 2005		Three Months Ended October 30, 2004		Year Ended October 29, 2005		Year Ended October 30, 2004
		% of Total Sales		% of Total Sales		% of Total Sales		% of Total Sales
Sales:
Metal components	$181,648	53	$160,044	50	$595,066	53	$576,808	53
Engineered building systems	127,310	37	125,716	40	424,242	37	385,246	36
Metal coil coating	32,564	10	33,197	10	110,758	10	122,809	11
Intersegment sales	70,670	21	57,146	18	230,667	20	195,191	18
Eliminations	(70,670)	(21)	(57,146)	(18)	(230,667)	(20)	(195,191)	(18)

Total net sales	$341,522	99	$318,957	100	$1,130,066	100	$1,084,863	100

		% of Sales		% of Sales		% of Sales		% of Sales
Operating income:
Metal components	$25,166	14	$26,539	17	$79,223	13	$76,724	13
Engineered building systems	15,186	12	18,605	15	44,865	11	31,340	8
Metal coil coating	8,620	26	5,822	18	20,157	18	26,444	22
Corporate	(11,735)	—	(12,395)	—	(39,775)	—	(37,532)	—

Total operating income (% of sales)	$37,237	11	$38,571	12	$104,470	9	$96,976	9

-MORE-

NCI Building Systems Reports Fourth-Quarter Results

December 7, 2005

NCI BUILDING SYSTEMS, INC.

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS

COMPUTATION OF EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION,

AMORTIZATION AND OTHER NONCASH ITEMS (“ADJUSTED EBITDA”)

(Unaudited)

(In thousands)

	Trailing 12 Months
	October 29,	October 30,
	2005	2004
Net income	$55,951	$44,890
Add:
Provision for income taxes	40,260	29,767
Interest expense	14,459	15,126
Depreciation and amortization	24,488	22,974
401(k) noncash contributions	5,977	5,080
Loss on debt refinancing	—	9,879
Non-cash real estate	—	—

Adjusted EBITDA (1)	$141,135	$127,716

(1)	The Company discloses adjusted EBITDA, which is a non-GAAP measure, because it is a widely accepted financial indicator in the metal construction industry of a company’s profitability, ability to finance its operations, and meet its growth plans. This measure is also used by NCI internally to make acquisition and investment decisions. Adjusted EBITDA is calculated based on the terms contained in the Company’s credit agreement. Adjusted EBITDA should not be considered in isolation or as a substitute for net income determined in accordance with generally accepted accounting principles in the United States.

NCI BUILDING SYSTEMS, INC.

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS

RECONCILIATION OF TOTAL DEBT TO NET DEBT

(Unaudited)

(In thousands)

	October 29, 2005	October 30, 2004
Total debt	$373,000	$216,700
Less: cash	(200,716)	(8,222)

Total net debt	$172,284	$208,478

-END-